UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: August 1, 2018

BioTime, Inc.

(Exact name of registrant as specified in its charter)

California	001-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 521-3390

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2018, BioTime, Inc. (the “Company”) entered into a binding letter agreement (the “Letter Agreement”) with Juvenescence Limited (“Juvenescence,” and together with the Company, the “Parties”) pursuant to which the Parties agreed to negotiate final terms for the sale of 14,400,000 shares of common stock of AgeX Therapeutics, Inc. (“AgeX,” and such shares, the “Shares”) currently owned by the Company to Juvenescence (the “Transaction”). AgeX is a subsidiary of the Company. The closing of the Transaction are subject to the Parties’ entry into a definitive stock purchase agreement (the “Purchase Agreement”) and shareholders agreement (the “Shareholders Agreement”), as well as other associated documents.

The Letter Agreement provides for a total purchase price of the Shares of $43,200,000 (the “Purchase Price”). Fifty percent of the Purchase Price will be paid in cash in two installments following the signing of the definitive Transaction agreement documents, and the remaining fifty percent will be paid with a convertible note (the “Convertible Note”). The first cash installment of $10,800,000 will be paid upon the closing of the Transaction. The second cash installment of $10,800,000 will be paid on November 5, 2018 and will be secured by a pledge agreement against 25% of the Shares. The Convertible Note will be unsecured and have a maturity date of two years from the date of the entry into the Transaction and bear interest at a rate of 7% per annum. The Convertible Note will convert in whole upon the earlier of: (i) an underwritten initial public offering of Juvenescence in which gross proceeds are not less than $50,000,000, or (ii) the maturity date, at the option of the Company if (i) has not occurred, into shares of Juvenescence’s preferred stock. The Convertible Note will not be transferable, except in connection with a change of control of the Company.

Pursuant to the Letter Agreement, the Parties agreed to negotiate and enter into a Purchase Agreement setting forth the final terms, conditions and closing mechanics related to the Transaction. The Purchase Agreement will contain customary representations, warranties and indemnities from the Company relating to the business of AgeX, including an indemnity cap of $4,300,000.

In addition to the Purchase Agreement, the parties will enter into a Shareholder Agreement setting forth the governance, approval and voting rights of the Parties with respect to their holdings of the common stock of AgeX, including Board designation and representation rights, approval rights, preemptive rights, rights of first refusal and co-sale and drag-along and tag-along rights for so long as a party maintains certain specified ownership levels.

Following the Transaction, the Company will continue to own 14,416,000 shares of AgeX common stock. There can be no assurance that the Company and Juvenescence will reach final agreement on the terms of the Transaction documents, or the timing of the entry into the Transaction. If the Transaction is completed successfully, the Company intends to use the net proceeds from the Transaction for general corporate purposes, including, without limitation, to fund clinical trials, research and development activities and for general working capital. The Transaction is expected to close on or about August 30, 2018, subject to customary closing conditions.

Juvenescence is currently the beneficial owner of 2,000,000 shares of AgeX common stock, representing approximately 5.6% of the outstanding common stock of AgeX, which it purchased from AgeX in a private placement on June 7, 2018.

The foregoing description of the Letter Agreement does not purport to be complete and the terms of the Letter Agreement are subject to, and qualified in their entirety by reference to, the Letter Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Letter Agreement, dated August 1, 2018, by and between BioTime, Inc. and Juvenescence Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioTime, Inc.

Date: August 2, 2018

/s/ Russell Skibsted
Russell Skibsted
Chief Financial Officer